Exhibit 10.1
January 8, 2009                                                            (Supersedes offer of December 24)
Shawn McCormick
3016 137th Avenue NE
Ham Lake, MN 55304
Dear Shawn:
We are thrilled you are considering employment with ev3! As we discussed, ev3 offers the unique opportunity for you to help us build a successful endovascular enterprise with a team that is committed to people, ideas, and passion. I also want you to know that I am personally looking forward to working with you. On behalf of ev3, I would like to extend the following job offer:

1. Position:	Senior Vice President & Chief Financial Officer

2. Reporting to:	Robert Palmisano, President & CEO

3. Proposed Start Date:	January 19, 2009

4. Compensation:	$350,000 annual salary, less withholdings for Federal, FICA and State taxes, paid semi-monthly in accordance with ev3’s normal payroll procedures. You will receive a salary and performance review effective January 1, 2010.

5. Performance Incentive:	You will be eligible to participate in the ev3 performance incentive program. While there is no guarantee, your participation in the plan has been structured so that your incentive target is 60% (pro rated upon start date). Actual payout will depend upon achievement of established ev3 goals.

6. Bonus:	Within 30 days of the Executive’s first day of employment with ev3, the Executive will receive a cash signing bonus (the “Signing Bonus”) equal to $100,000 and a cash retention bonus equal to $110,000 (the “Retention Bonus”). Each will be subject to applicable withholding and employment taxes. If ev3 terminates the Executive’s employment with ev3 for Cause or the Executive terminates his employment with ev3 for any reason (other than death or disability) prior to the one-year anniversary of the Executive’s first day of employment with ev3, the Executive shall repay ev3 100% of the Signing Bonus and the Retention Bonus ($210,000) within 30 days of the Executive’s last day of employment with ev3. If ev3 terminates the Executive’s employment with ev3 for Cause or the Executive terminates his employment with ev3 for any reason (other than death or disability) on or after the one-year anniversary of the Executive’s first day of employment with ev3 but prior to the two-year anniversary, the Executive shall repay ev3 two-thirds of the Retention Bonus ($73,333) within 30 days of the Executive’s last day of employment with ev3. If ev3 terminates the Executive’s employment with ev3 for Cause or the Executive terminates his employment with ev3 for any reason (other than death or disability) on or after the two-year anniversary of the Executive’s first day of employment with ev3 but prior to the three-year anniversary, the Executive shall repay ev3 one-third of the Retention Bonus ($36,667) within 30 days of the Executive’s last day of employment with ev3.

For purposes of this paragraph, “Cause” shall exist if (A) the Executive has engaged in conduct that in the judgment of the Compensation Committee constitutes gross negligence, misconduct or gross neglect in the performance of the Executive’s duties and responsibilities,

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including conduct resulting or intending to result directly or indirectly in gain or personal enrichment for the Executive at ev3’s expense, (B) the Executive has been convicted of or has pled guilty to a felony for fraud, embezzlement or theft, (C) the Executive has engaged in a breach of any policy of ev3 for which termination of employment or service is a permissible consequence or the Executive has not immediately cured any performance or other issues raised by ev3’s Chief Executive Officer, (D) the Executive had knowledge of (and did not disclose to ev3 in writing) any condition that could potentially impair the Executive’s ability to perform the functions of his or her job or service relationship fully, completely and successfully, or (E) the Executive has engaged in any conduct that would constitute “cause” under the terms of his employment or consulting agreement, if any.

7. Stock Options:	Equity compensation is a planned part of our overall compensation philosophy. ev3’s equity program has been established to commensurate with an employee’s level within the organization. The Compensation Committee has approved 56,000 restricted shares and 140,000 options at the fair market value on the first day of your employment.
As an employee of ev3 you will be eligible to participate in ev3’s benefit programs in accordance with the terms of such plans and programs as in effect from time to time. In addition, you will be entitled to 27 days PTO on a full year basis (pro rated upon start date) payable in accordance with ev3’s Paid Time Off Policy for U.S. Employees.
This offer of employment expires if not accepted by the close of business on January 6, 2009. Once accepted, the following documents need to be completed and returned no later than January 9, 2009 in the enclosed postage-paid envelope:
1.	Pre-employment Drug Testing Policy Acknowledgement and Consent Form for Substance Abuse Testing;

2.	Disclosure and Authorization for Consumer Report;

3.	Signed Employment Agreement;

4.	Signed Offer Letter; and

5.	New Hire/Address/Name Change form.
Please send/ fax the remaining forms enclosed with this letter prior to your start date. In order to complete the I-9 form, please remember to bring the proper original documents with you on your first day. Acceptable documentation is referenced on the back of the I-9 Form.
This offer of employment is conditioned upon each of the following: (i) your submitting to a drug test and ev3 receiving a negative test result on the drug test; (ii) your submitting to a background check and ev3 receiving a satisfactory report on the background check; (iii) your proving your eligibility to work in the United States by way of completion of the I-9 Form; (iv) your representation to the Company, as set forth in the Employment Agreement, that you are not bound by any commitments to third parties that would prevent you from accepting the position described in the Employment Agreement; and (v) your execution of the enclosed Employment Agreement prior to commencing employment with ev3.
Please note that the Employment Agreement includes non-compete, non-solicitation, and confidentiality clauses, among others, which restrict you from engaging in certain activities during and after termination of your employment with ev3. I am sure you understand that these provisions are necessary to protect ev3’s investment in its confidential information, trade secrets, customer relationships, and goodwill.
Shawn, thank you for spending the time to ensure ev3 is the right opportunity for you. I have no doubt ev3 will be a vehicle for growth, excitement, and success and that your contributions will be many and meaningful!

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Sincerely,	Agreed,

/s/ Greg Morrison	/s/ Shawn McCormick	1-7-09

Greg Morrison	Shawn McCormick	Date
Senior Vice President
Human Resources